SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement                (  )Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   By Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to SS240.14a-11(c) or SS240.14a-12

 .............................Culp,Inc...........................................

            (Name of  Registrant  as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

[x] No Fee Required
[ ] Fee computed on table below per  Exchange  Act Rules 14a-6 (i) (4) and 0-11.

    1) Title  of each  class of  securities  to which  transaction applies:

    2)  Aggregate  number  of  securities  to  which   transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee us calculated and state how it was determined) :

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

( ) Fee paid previously with preliminary materials.

( ) Check  box if any part of the fee is  offset  as  provided  by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

 (LOGO)                              CULP


                              101 South Main Street
                              Post Office Box 2686
                      High Point, North Carolina 27261-2686
                            Telephone: (336) 889-5161

--------------------------------------------------------------------------------
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               September 26, 2000

--------------------------------------------------------------------------------


TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Culp, Inc. (the "company") will be held at the Radisson Hotel, 135 South Main Street, High Point, North Carolina on Tuesday, September 26, 2000 at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

     (1) To ratify the appointment of KPMG LLP as the independent auditors of the company for the current fiscal year;

     (2) To elect four (4) directors;

     (3) To amend the company's 1993 Stock Option Plan to (i) increase the number of shares available for issuance thereunder from 809,500 to 1,159,500 and (ii) add Section 14 thereof so that options granted under the Plan shall not be subject to repricing; and

     (4) To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Only shareholders of record as of the close of business on July 24, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEEING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON REQUEST.

     The Proxy Statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy. You are urged to study this information carefully.

     The Annual Report of the company also accompanies this notice.

     BY ORDER OF THE BOARD OF DIRECTORS.

                          By:  /s/  Kathy J. Hardy
                                    --------------
                                    KATHY J. HARDY
                                    Corporate Secretary

August 18, 2000

(LOGO)                               CULP



                                 Proxy Statement
                                 ---------------

                                  INTRODUCTION

     This Proxy Statement is furnished to the shareholders of Culp, Inc. (hereinafter sometimes referred to as the "company") by the company's Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the company to be held on Tuesday, September 26, 2000, at 9:00 a.m. at the Radisson Hotel, 135 South Main Street, High Point, North Carolina, and at any adjournment or adjournments thereof. Action will be taken at the Annual Meeting on the ratification of the appointment of independent auditors, the election of certain directors, amendments to the company's 1993 Stock Option Plan, and any other business that properly comes before the meeting.

     This Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about August 18, 2000.

     Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting. Any shareholder giving a proxy may revoke it at any time before a vote is taken: (i) by duly executing a proxy bearing a later date; (ii) by executing a notice of revocation in a written instrument filed with the secretary of the company; or (iii) by appearing at the meeting and notifying the secretary of the intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the ratification of the appointment of KPMG LLP as the independent auditors of the company for the current fiscal year, for the election of the four (4) directors named as nominees in this Proxy Statement, and for the amendments to the 1993 Stock Option Plan. The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Unless otherwise stated herein, each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting for approval. A shareholder abstaining from the vote on a proposal will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question. This means that in cases where a majority of the shares represented is required to approve a proposal, an abstention will have the effect of a vote against the proposal in question.

     The company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies. Proxies may be solicited by employees of the company, either personally, by special letter, or by telephone. The company also will request brokers and others to send solicitation material to beneficial owners of the company's stock and will reimburse them for this purpose upon request.

                              VOTING SECURITIES

     Only shareholders of record at the close of business on July 24, 2000 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the meeting is 11,208,720.

     The following table lists the beneficial ownership of the company's common stock ("Common Stock") with respect to: (i) each person known by the company to be the beneficial owner of more than five percent of such Common Stock, as shown on the last public filing made by each such person, and (ii) all executive officers, directors and nominees of the company as a group, a total of 12 persons, as of July 24, 2000.

                                                Number of Shares    Percent of
  Title of        Name and Address of             Beneficially     Outstanding
   Class           Beneficial Owner                  Owned     (1)   Shares
   -----           ----------------                ---------------   ------
Common Stock,      Robert G. Culp, III             3,033,283   (2)    26.7%
par value,         903 Forrest Hill Drive
$.05 per share     High Point, NC 27262

                   Winsal & Company                2,408,750   (3)    21.5%
                   c/o First Union Corporation
                   401 S. Tryon Street
                   Fiduciary Operations NC1151
                   Charlotte, NC 28288-1151

                   Dimensional Fund Advisors Inc   1,001,740   (4)     8.9%
                   Ocean Avenue, 11th Floor
                   Santa Monica, CA 90401

                   T. Rowe Price Associates, Inc.  1,180,000   (5)    10.5%
                   100 East Pratt Street
                   Baltimore, Maryland 21289-1009

                   U. S. Bancorp                     562,635   (6)     5.0%
                   601 2nd Avenue, South
                   Minneapolis, Minnesota 55402-4302

                   All executive officers,
                   directors and nominees
                   as a group (12 persons)         3,769,331   (7)    32.5%

(1) References in this proxy statement to immediately exercisable options refer to options that are currently exercisable or exercisable within six months.

(2) These shares include all of the shares listed below that also are beneficially owned in the name of Winsal & Company as trustee of the Robert
    G. Culp, Jr. Family Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest. (SEE NOTE (2) BELOW); also includes 63,338 shares held of record by Susan
    B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, 7,698 shares owned by Mr. Culp's wife as custodian for his daughter, the beneficial ownership of which shares Mr. Culp disclaims, and includes 164,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(3) All of these shares also are included in the shares  listed above for Robert
    G. Culp, III (SEE NOTE (1) ABOVE). Includes 709,375 shares held of record by Winsal & Company for the benefit of Judith C. Walker, sister of Robert
    G. Culp, III; 505,000 shares held of record by Winsal & Company for the benefit of Harry R. Culp, brother of Robert G. Culp, III; and 1,194,375 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest.

(4) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 1,001,740 shares of the company's stock as of March 31, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(5) These securities are owned by various individual and institutional investors as of March 31, 2000, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6) As of March 31, 2000, these shares are owned by various trust accounts established for individuals for whom one or more affiliated banks of U.S. Bancorp serve as trustee with power to direct investments and/or sole power to vote the shares. For purposes of reporting requirements of the Securities Exchange Act of 1934, U. S. Bancorp is deemed to be the beneficial owner of such shares; however, U.S. Bancorp disclaims beneficial ownership of all such shares.

(7) Includes 389,250 shares subject to options owned by certain officers and directors that are immediately exercisable.


                        PROPOSAL 1: INDEPENDENT AUDITORS

     The Board of Directors recommends that the shareholders ratify the board's appointment of KPMG LLP to serve as the auditors for the company for the fiscal year ending April 29, 2001. The Audit Committee recommended such appointment to the board. KPMG LLP served as the independent auditors for the company for the last ten fiscal years. Representatives of the firm are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders' questions. If the appointment of KPMG is not ratified by the shareholders, the Board of Directors will consider whether to replace KPMG or retain the firm for the current year as the company's auditors. The proposal to ratify the appointment will be approved upon the vote of a majority of the votes cast on the proposal.

                        PROPOSAL 2: ELECTION OF DIRECTORS

     The number of directors constituting the board has been fixed at ten by the company's shareholders in accordance with the company's bylaws.

     The company's bylaws provide that the Board of Directors shall be divided into three classes of directors with staggered three-year terms, so that one class or approximately one-third of the Board of Directors will be elected every year. At the Annual Meeting the shareholders will be asked to elect four directors. Two of the three directors whose terms expire at the 2000 Meeting of Shareholders (Robert G. Culp, III and Patrick H. Norton) have been nominated for re-election. In addition, Patrick B. Flavin has been nominated to serve a three-year term. Mr. Flavin was appointed to the board to fill a vacant seat on December 14, 1999. H. Bruce English has been nominated to fill the vacancy created by the resignation of a director whose term was to expire in 2001, and therefore he has been nominated for election to a one-year term.

     In the absence of specifications to the contrary, proxies will be voted for the election of each of the four (4) nominees listed in the table below, and an equal number of votes will be cast for each nominee. The persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors. If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

                   NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the four
(4) nominees for election to the Board of Directors, and the other directors and executive officers of the company:

                                                                                 SHARES AND PERCENT
                                                                YEAR    YEAR      OF COMMON STOCK
                                                               BECAME   TERM     BENEFICIALLY OWNED
NAME AND AGE                  POSITION WITH COMPANY (1)       DIRECTOR EXPIRES   AS OF JULY 24, 2000      NOTES
------------                  -------------------------       -------- -------   -------------------      -----
NOMINEES
--------
Robert G. Culp, III, 53       Chairman of the Board and         1972     2000     3,033,283              (3)
                              Chief Executive Officer;                               26.7%
                              Director

H. Bruce English, 66          N/A                               N/A      N/A           _                 (2)


Patrick B. Flavin, 53         Director                          1999     2000        67,800              (2)(4)


Patrick H. Norton, 78         Director                          1987     2000        45,666              (2)(5)


DIRECTORS AND
-------------
EXECUTIVE OFFICERS
------------------

Robert T. Davis, 73           Director                          1998    2002        122,083              (6)
                                                                                      1.1%


Howard L. Dunn, Jr., 62       President and Chief Operating     1972    2001        356,443              (7)
                              Officer;  Director                                      3.2%


Earl N. Phillips, Jr., 60     Director                          1992    2001         25,225              (2)(8)


Franklin N. Saxon, 48         Senior Vice President and         1987    2002         38,416              (2)(9)
                              President of the Culp
                              Velvets/Prints division; Director

Judith  C. Walker, 57         Director                          1999    2002          7,500              (2)(10)


Kenneth M. Ludwig, 47         Senior Vice President - Human     N/A     N/A          48,119              (2)(11)
                              Resources; Assistant Secretary

Rodney A. Smith, 52           Senior Vice President and         N/A     N/A          11,579              (2)(12)
                              President of the Culp Yarn
                              division

Phillip W. Wilson, 44         Vice President and                N/A     N/A          13,217              (2)(13)
                              Chief Financial Officer

(1) Officers of the company are elected by the Board of Directors each year. The present officers were elected by the board on June 20, 2000.

(2)  Less than one percent (1%).

(3) Includes 2,408,750 shares held of record by Winsal & Company for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Winsal & Company) has the right to invest; includes 63,338 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp, III disclaims, 7,698 shares owned by Mr. Culp's wife as custodian for his daughter, the beneficial ownership of which shares Mr. Culp disclaims, and 164,500 shares subject to options owned by Mr. Culp that are immediately exercisable.

(4) Includes 58,600 shares held by Flavin, Blake Investors, L.P., a partnership in which Mr. Flavin is a partner, and in an account that is managed by Flavin, Blake & Co., L.P., an investment manager of which Mr.Flavin is a principal, under an arrangement that provides compensation directly or indirectly to Mr. Flavin based in whole or in part upon the performance of the investment, as to which shares Mr. Flavin disclaims beneficial ownership. Also includes 7,400 shares held in an account that is managed by Flavin, Blake & Co., L.P., an investment manager of which Mr. Flavin is a principal under an arrangement that provides compensation directly or indirectly to Mr. Flavin based in whole or in part upon the performance of the investment, as to which shares Mr. Flavin disclaims beneficial ownership.

(5) Includes 5,000 shares owned by the Estate of LaVerne Norton, deceased wife of Mr. Norton, and 13,125 shares subject to options owned by Mr. Norton that are immediately exercisable.

(6)  Includes   200  shares  owned  by  Helen  Davis,  wife  of Mr.  Davis,  the beneficial ownership of which shares Mr. Davis disclaims, and 1,875 shares subject to options owned by Mr. Davis that are immediately exercisable.

(7) Includes 66,715 shares owned by Patricia Dunn, wife of Mr. Dunn, 87,625 shares subject to options owned by Mr. Dunn that are immediately exercisable, and approximately 15,196 shares owned through the company's 401(k) plan.

(8) Includes 100 shares owned by Sally Phillips, wife of Mr. Phillips, and 13,125 shares subject to options owned by Mr. Phillips that are immediately exercisable.

(9) Includes 38,000 shares subject to options owned by Mr. Saxon that are immediately exercisable.

(10) Includes   7,500  shares  subject  to options  owned by Ms. Walker that are immediately exercisable.

(11) Includes 41,500 shares subject to options owned by Mr. Ludwig that are immediately exercisable, and approximately 6,619 shares owned through the company's 401(k) plan.

(12) Includes 11,000 shares subject to options owned by Mr. Smith that are immediately exercisable and approximately 579 shares owned by Mr. Smith through the company's 401(k) plan.

(13) Includes 11,000 shares subject to options owned by Mr. Wilson that are immediately exercisable, and approximately 717 shares owned by Mr. Wilson through the company's 401(k) plan.

Nominees:

     ROBERT G. CULP, III is one of the founders of the company and was executive vice president and secretary until 1981 when he was elected by the board to serve as president. The board elected Mr. Culp chief operating officer in 1985, and chief executive officer in 1988. In 1990, the Board of Directors elected Mr. Culp chairman of the board. He was elected to serve as a member of the North Carolina board of First Union National Bank in 1998, and was elected to serve as a member of the board of directors of Stanley Furniture Company, Inc. in Stanleytown, Virginia in 1999. Mr. Culp also serves as a trustee of High Point University. He is the brother of Harry R. Culp and Judith C. Walker.

     H. BRUCE ENGLISH was employed by the Monsanto Company, a highly diversified manufacturer of chemicals and other products, for forty years until his retirement in early 1997. During his service, he worked in various divisions and capacities. From 1975 to retirement, he was operating head of a number of business units, including business director - Acrilan from 1989 to 1997.

     PATRICK B. FLAVIN co-founded Flavin, Blake & Co., Inc. in 1992 and is president and chief investment officer of that investment management company. He currently serves as a member of the board of directors of adDIRECT, Inc., a private company.

     PATRICK H. NORTON joined La-Z-Boy Incorporated, a furniture manufacturing and marketing company located in Monroe, Michigan, in 1981 as senior vice president of sales and marketing. Mr. Norton served in this position until 1997 when he was elected chairman of the board of La-Z-Boy Incorporated. He currently serves as a member of the board of directors of the American Furniture Manufacturers Association.

Other Officers and Directors:

     ROBERT T. DAVIS was chairman of Artee Industries, Incorporated ("Artee") from 1984 when he and his family purchased the company until February 1998, when Culp, Inc. purchased substantially all of the assets of Artee. Mr. Davis and a group of investors started Wrap Spun Yarns, Inc. in 1985, and in 1990 merged that company into Artee. He had previously been associated with Collins & Aikman and Dixie Yarns. Mr. Davis is a past president of the American Yarn Spinners
Association  and  a  former  director  of  the  American  Textile  Manufacturers
Institute.

     HOWARD L. DUNN, JR. is one of the founders of the company and served as vice president of manufacturing and product development from 1972 until 1988, when the board elected Mr. Dunn executive vice president. The board elected Mr. Dunn president and chief operating officer in 1993.

     EARL N. PHILLIPS, JR. is a co-founder of First Factors Corporation, an asset-based lending firm located in High Point, North Carolina. First Factors Corporation was acquired by GE Capital in 1998, and Mr. Phillips served as chairman and chief executive officer of GE Capital First Factors until his retirement in 2000. He currently serves as president and chief executive officer of Phillips Interests, an investment and real estate development company.

     FRANKLIN N. SAXON has been employed by the company since 1981, serving in various capacities, including chief financial officer from 1985 to 1998. In 1998, the board elected Mr. Saxon senior vice president and president of the Culp Velvets/Prints division.

     JUDITH CULP WALKER was a practicing attorney with Keziah, Gates and Samet in High Point, North Carolina from 1987 through 1995. She is the sister of Robert G. Culp, III. She has served previously as a director of the company from September 28, 1993 to September 17, 1996.

     KENNETH M. LUDWIG joined the company in 1985 as director of personnel. The board elected Mr. Ludwig vice president-human resources in 1986 and senior vice president-human resources in 1996.

     RODNEY A. SMITH joined the company in 1997 as manager of the Phillips Weaving operation. The board elected Mr. Smith vice president and president of the Culp Yarn division in 1998, and senior vice president and president of the Culp Yarn division in 1999. Prior to joining the company, Mr. Smith served in management positions with various manufacturers of dobby and jacquard home furnishings fabrics, including vice president of manufacturing for Elite Textiles Ltd. from 1995 to 1996, and technical director for Hoffman Mills from 1996 to 1997.

     PHILLIP W. WILSON joined the company in October 1997 as director of logistics. Prior to joining the company, Mr. Wilson was a partner in a CPA firm since 1987. Through his partnership, Mr. Wilson provided consulting services to the company. Additionally, he was the company's internal auditor from March 1993 until he was elected to the position of vice president and chief financial officer by the board in June 1998.

BOARD COMMITTEES AND ATTENDANCE

     There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

     The Executive Committee, the members of which are Messrs. Culp, Dunn, and Saxon, may exercise the full authority of the Board of Directors when the board is not in session, except for certain powers related to borrowing, electing certain officers, and other powers that may not lawfully be delegated to board committees.

     Members of the Audit Committee are Messrs. Phillips, Davis, and Flavin. The function of the Audit Committee is to review the scope of the audits and the findings of the independent auditors. The auditors meet with the Audit Committee to discuss audit and financial reporting issues. The committee also reviews the company's significant accounting policies, major internal accounting controls, reports from the company's internal auditor, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     The Compensation Committee approves matters relating to compensation, including fringe benefits and benefit plans for management and directors of the company, and reports to the Board of Directors from time to time as to its recommendation on compensation and policies for both management and directors. The committee also administers the company's stock option plans. The members of this committee are Messrs. Norton and Flavin.

     The members of the Nominating Committee, which recommends nominees for election to the Board of Directors, during fiscal 2000 were Messrs. Culp and Norton. The nominees for election to the Board of Directors contained in this Proxy Statement have been chosen by the Nominating Committee. Recommendations from shareholders for nominees to the Board of Directors will be considered by the Nominating Committee if made in writing addressed to any member of the Nominating Committee at the company's main office. In order to be considered, such recommendations must be received at least 120 days prior to the date of the meeting at which directors are to be elected.

     During the fiscal year ended April 30, 2000, the Board of Directors had four meetings; the Audit Committee four meetings; the Compensation Committee one meeting and one Consent to Action without Meeting; and the Nominating Committee one meeting. Each board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served. Under current management practices, the Executive Committee exists mainly to act in place of the board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire board or to obtain written consents from all board members. The Executive Committee held several informal meetings during fiscal 2000, and took action on three occasions by written consent. All significant management decisions requiring action by the Board of Directors were considered and acted upon by the full board.

                         EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth compensation paid by the company in the forms specified therein for the years ended April 30, 2000, May 2, 1999, and May 3, 1998 to (i) the chief executive officer of the company and (ii) the company's four most highly compensated executive officers.

                       SUMMARY COMPENSATION TABLE
=================================================================================================
                                      Annual Compensation
Name and                              -------------------    Long-Term Compensation   All Other
Principal Position               Year  Salary $   Bonus $        Option Grants #     Compensation
------------------               ----  --------   -------        ---------------     ------------
                                                                                       (1)(2)
                                                                                       ------
Robert G. Culp, III              2000  400,000    68,000              8,000            83,751(3)
  Chairman of the Board;         1999  284,000     -0-               30,000            80,180
  Chief Executive Officer        1998  265,000   195,570             15,000            93,200

Howard L. Dunn, Jr.              2000  350,000    59,500              5,000            58,152(3)
  President and                  1999  241,000     -0-               25,000            49,480
  Chief Operating Officer        1998  225,000   166,050             10,000            46,650

Dan E. Jacobs (5)                2000  250,000    26,432              3,000             8,458
  Formerly Senior Vice President 1999  175,000    45,000             25,000             5,329
  and President of the Culp      1998     -         -                  -                 -
  Decorative  Fabrics division

Franklin N. Saxon                2000  225,000    33,233              3,000            46,689(4)
  Senior Vice President and      1999  161,000    20,000             25,000            40,767
  President of the Culp          1998  150,000    55,350              7,000            35,500
  Velvets/Prints division

Kenneth M. Ludwig                2000  175,000    17,850              3,000            30,584(4)
  Senior Vice President-         1999  134,000    15,000             20,000            25,028
  Human Resources;               1998  125,000    46,125              7,000            22,145
  Assistant Secretary


(1) Includes the company's matching contribution to such officers' accounts under the Employee Retirement Builder 401(k) Plan.

(2) Includes reportable interest on deferred compensation. In 2000, these amounts were $14,306 for Mr. Culp; $13,542 for Mr. Dunn; $14,928 for Mr. Saxon; $2,772 for Mr. Ludwig; and $811 for Mr. Jacobs.

(3) Includes annual premiums of $61,100 paid by the company for split-dollar life insurance on the life of Mr. Culp, and $36,267 for split-dollar life insurance on the life of Mr. Dunn.

(4) Includes supplemental deferred compensation payments of $24,150 to Mr. Saxon, and $21,000 to Mr. Ludwig.

(5) Mr. Jacobs became an executive officer of the company effective June 16, 1998, and resigned for health reasons effective June 1, 2000.

================================================================================
                                       8

     Option Grants Table. The following table sets forth certain information concerning grants of stock options to the executive officers named in the Summary Compensation Table during the year ended April 30, 2000.

                   STOCK OPTION GRANTS IN FISCAL 2000

==============================================================================================================
                              % of Total                                         Potential Realizable Value at
                               Options                      Market                  Assumed Annual Rates of
                              Granted to      Exercise or  Price on                 Stock Price Appreciation
                     Options  Employees in    Base Price   Date of   Expiration         for Option Term
                                                                                     -----------------------
Name                 Granted Fiscal Year (%)  ($/Share)     Grant       Date          5%($)         10%($)
----                 ------- ---------------  ---------     -----      -------       ------        -------
Robert G. Culp, III   8,000      20.0           9.125       9.125      6/27/09       45,893        116,294

Howard L.Dunn, Jr.    5,000      12.5           9.125       9.125      6/27/09       28,683         72,684

Dan E. Jacobs         3,000       7.5           9.125       9.125      6/27/09       17,210         43,610

Franklin N. Saxon     3,000       7.5           9.125       9.125      6/27/09       17,210         43,610

Kenneth M. Ludwig     3,000       7.5           9.125       9.125      6/27/09       17,210         43,610


=============================================================================================================

     Option Exercises and Year-End Value Table. The following table sets forth certain information concerning exercises of stock options during fiscal 2000 by the executive officers named in the Summary Compensation Table, and options held by such officers at the end of fiscal 2000.

               AGGREGATED OPTION EXERCISES IN FISCAL 2000
                      AND FISCAL YEAR OPTION VALUES

                                                      Number of                Value of Unexercised
                                                  Unexercised Options          In-the-Money Options
                                                  at Fiscal Year-End(#)      at Fiscal Year-End($)(1)
                   Shares Acquired    Value       -----------------------   ---------------------------
                   on Exercise (#)  Realized ($) Exercisable Unexercisable  Exercisable   Unexercisable
                   ---------------  ------------ ----------- -------------  -----------   -------------
Robert G. Culp, III      -0-           -0-         150,500       57,000        213,239       120,312
Howard L. Dunn, Jr.      -0-           -0-          77,625       43,000        127,161        86,625
Dan E. Jacobs            -0-           -0-          16,000       33,000          -0-          48,125
Franklin N. Saxon       6,500         54,925        30,000       33,000          -0-          48,125
Kenneth M. Ludwig        -0-           -0-          34,500       29,000         31,694        48,125

 (1)   Closing price of company stock at April 30, 2000 was $5.8125.


                         PERFORMANCE COMPARISON

     The following graph shows changes over the five-year period ended April 30, 2000 in the value of $100 invested in (1) the Common Stock of the company, (2) the New York Stock Exchange Market Index, and (3) the Textile Manufacturing Index reported by Media General Financial Services, Richmond, Virginia, consisting of forty-four (44) companies (including the company) in the textile industry. The graph shows year-end values for an investment in each of the three investments described, assuming the reinvestment of dividends and excluding any trading commissions or taxes.



                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                                AMONG CULP, INC.
                      NYSE MARKET INDEX AND MG GROUP INDEX

(Performance Graph appears here. See table below for plot points.)

                    1995      1996      1997      1998      1999      2000
                    ----      ----      ----      ----      ----      ----
CULP, INC.           100       134       186       200        88        64
MG GROUP INDEX       100       101       124       148        93        66
NYSE MARKET INDEX    100       129       156       219       245       252


                    ASSUMES $100 INVESTED ON APRIL 30, 1995
                          ASSUMES DVIDENDS REINVESTED
                        FISCAL YEAR ENDED APRIL 30, 2000

     Severance Protection Plan. In September 1989, the company adopted a Severance Protection Plan, which covers certain officers ("Executives") of the company. Pursuant to the Severance Protection Plan, the company and covered Executives have entered into written agreements that do not become effective except upon a change in control (as defined in such agreements) of the company. If a change in control occurs, the agreements provide that the Executive will be entitled to continued employment with the company with the same basic responsibilities and compensation as before the change in control for a period of one year. If the Executive is terminated, demoted or has his pay or benefits reduced for reasons other than good cause, or if the Executive terminates his employment voluntarily after serving nine months of the one-year employment period, the Executive is entitled to a lump sum payment equal to the Executive's base salary plus bonus during the twelve months immediately preceding the termination of employment. The plan does not prevent the company from terminating the Executive for cause at any time. The purpose of the Severance Protection Plan is to ensure the company continuity of management and the Executive continuity of employment in the event of any actual or threatened change in control of the company. The plan is not intended to alter materially the compensation and benefits a covered Executive could reasonably expect in the absence of such a change in control. As of April 30, 2000, the company's potential obligation pursuant to the Severance Protection Plan was $1,185,000, which is the amount that would be expended by the company under the Plan if all of the designated executives were terminated or otherwise entitled to benefits after a change in control of the company.

     Compensation of Directors. Directors who are also employees of the company do not receive additional compensation for service as directors. Non-employee directors receive $15,000 per year for participation as a member of the Board of Directors; $5,000, $3,000, and $2,000 per year for serving on the Audit Committee, Compensation Committee and Nominating Committee, respectively; and an annual stock option grant of 1,875 shares.

     Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are non-employee directors. No member of the Compensation Committee serves on the compensation committee of another corporation that has a business relationship with the company.

     Compensation   Committee   Report.   The  following  is  a  report  of  the
Compensation Committee on compensation of executive officers for the fiscal year ended April 30, 2000.

     The membership of the Compensation Committee underwent several changes during the fiscal year. At the beginning of the year, its members were Earl M. Honeycutt and Bland W. Worley. As noted in the 1999 proxy statement, Mr. Worley resigned from the Board of Directors on July 23, 1999 for health reasons. After Mr. Worley's resignation, Patrick H. Norton was appointed to the committee. On October 24, 1999, Mr. Honeycutt resigned from the Board of Directors, also for health reasons, leaving Mr. Norton as the only member of the committee until June 20, 2000, when Patrick B. Flavin was appointed to the committee. Thus, Mr. Flavin did not serve on the Compensation Committee at any time during the fiscal year ended April 30, 2000. The current members of the committee are Mr. Norton and Mr. Flavin, with Mr. Norton serving as Chairman.

     The Compensation Committee has traditionally based compensation for the company's executive officers on three primary factors: (1) compensation paid to executive officers at comparable firms in the company's industry, (2) the individual executive's performance and contribution to the company, and (3) the financial performance of the company. In general, the committee has set base salaries for executives relying most heavily on the first two factors mentioned above, and has linked executive compensation to the third factor, the company's financial performance, through (a) incentive cash bonuses that are based on the annual financial results of the company and (b) periodic grants of stock options to executive officers. These basic policies were continued during fiscal 2000.

     As it has done for each of the past several years, the committee reviewed published compensation surveys and proxy information from firms in the company's industry, including many of the companies included in the Performance Comparison data in the table above. Based upon this review and based on general knowledge of the industry, the committee believes that the base salaries paid to the company's executive officers have been significantly below those generally prevailing in the company's industry and for other manufacturing companies of similar size. For this reason, in recent years a larger portion of the compensation paid to the company's executives has been based on incentive compensation (cash bonuses and stock options) that is dependent upon the company's financial results. Despite increases in base salary during fiscal 1999, the committee concluded during fiscal 2000 that the total compensation of the company's executive officers was too heavily weighted toward incentive compensation. This was illustrated by the fact that the company's Management Incentive Plan (discussed below) did not call for any bonuses to be paid to executive officers in fiscal 1999, even though the committee believed that management had done a commendable job in dealing with difficult business decisions that faced the company during that year. For that reason, discretionary bonuses were paid to certain management employees in fiscal 1999, although none were paid to the President or Chief Executive Officer. The result was that the total cash compensation paid in the form of salary and bonus to the top two executives of the company decreased by approximately 40% from fiscal 1998 to fiscal 1999.

     In addition, the committee had become concerned that the company would not be able to retain key employees unless compensation was adjusted to bring cash compensation paid to executive officers more in line with industry standards. The committee stated in its 1999 report that it expected salaries for executive officers to be substantially higher in fiscal 2000. In keeping with its continuing review of executive salaries, the committee approved substantial increases in the salaries of all persons named in the Summary Compensation Table, including the Chief Executive Officer, for fiscal 2000. It should be noted that, even after the increases in salaries that became effective during fiscal 2000, the committee believes that total cash compensation paid to the company's executives remains generally lower than comparable compensation paid to many or most executives in the company's industry. This is especially true of the company's Chief Executive Officer.

     Under the company's Management Incentive Plan, certain executives and key associates (including those in the Summary Compensation Table) are selected by the Compensation Committee (based on management recommendations) to receive annual cash bonuses based on the company's financial results. The Compensation Committee (based on the recommendations of management) sets performance targets for the company in terms of financial measurements judged by the committee to be relevant indicators of management and corporate performance. Cash bonuses are then awarded to the executives participating in the plan pursuant to a formula that pays a percentage of the maximum bonus award established by the committee for each participating executive based upon the percentages of the performance targets the company achieves in a fiscal year. The cash bonuses shown in the Summary Compensation Table for 1998 and 2000 were paid under this plan. No bonuses were paid under the plan in 1999, as discussed above, although discretionary bonuses were paid to certain individuals.

     The committee maintains a policy of encouraging executives to make significant investments in the company's stock, so that executive officers' long-term interests will be aligned with those of the company's shareholders. To that end, the committee periodically approves the grant of stock options to executive officers under the company's stock option plans. The Compensation
Committee believes that the company's option plans have been successful in helping the company attract and retain skilled management to focus on efforts to increase the company's earnings and returns for its shareholders.

     Periodic grants of incentive stock options are made to the executive officers and selected other employees under the company's Incentive Stock Option Plan, which was adopted by the company and approved by the company's shareholders in 1993. These options are granted at exercise prices equal to the fair market value of the underlying shares at the time the option is granted. As set forth elsewhere in this proxy statement, the committee has recommended (and the board has approved) the addition of 350,000 shares that would be available for future grants of options under the Incentive Stock Option Plan. The addition of these shares will allow the continued grant of options to employees of the company, including the executives named in the Summary Compensation Table, under the principles discussed above.

     In addition to the Incentive Stock Option Plan, the company has adopted two Performance-Based Option Plans under which options are granted to senior management with exercise prices significantly below fair market value of the underlying shares, but which do not become exercisable unless the company achieves certain growth rates in its earnings or for a period of nine to ten years after grant. The purpose of these plans is to provide incentive to senior management to maximize the company's earnings potential and to make a significant portion of executive compensation contingent on meeting earnings targets. In 1994, the company adopted (and the shareholders subsequently approved) the 1994 Performance-Based Option Plan, which provided for the one-time grant to executives of options that could become exercisable after the announcement of earnings for fiscal 1997 only if the company met a targeted compound growth rate of 13% over that three-year period (otherwise these options would not become exercisable until January 1, 2003). The company's reported earnings for fiscal 1997 were at a level that allowed the options to become exercisable in May of 1997, and represented a compound growth rate of 20% for the three years which ended April 27, 1997. In 1997, the company adopted (and the shareholders approved) the 1997 Performance-Based Option Plan. This plan is similar in concept to the

1994 Performance-Based Option Plan, in that it provided for the one-time grant to executives of options that could become exercisable if the company's earnings reached a specific target by the end of fiscal 1999. Otherwise, the options do not become exercisable until January 1, 2006. The earnings target under the 1997 Performance-Based Option Plan was not met, and thus the options under this plan will not become exercisable until January 1, 2006.

     The Compensation Committee approved grants of stock options to certain officers and employees during fiscal 2000 to increase the opportunity of these employees to participate in the growth of the company and the value of its stock. The specific levels of options granted generally reflected the level of responsibility of the employees and officers receiving the option awards and the committee's judgment about the direct link between the employee's performance and decisions and the company's financial results. For that reason, more senior officers received larger awards, and the Chief Executive Officer received a significantly larger award than other officers did.

     A supplemental deferred compensation plan was adopted during fiscal 1998 for two of the company's Senior Vice Presidents. This plan provides for additional deferred compensation payments for the benefit of the specified Senior Vice Presidents in the amount of fifteen percent of such officers' base salary for the fiscal year. The committee adopted this plan for the specified officers in lieu of providing split dollar life insurance plans such as those provided for the Chief Executive Officer and the President, as discussed below.

     The compensation for the Chief Executive Officer is determined under the same policies and practices used for all of the company's executive officers, as discussed above. In addition, the company has provided a split-dollar life insurance plan for the Chief Executive Officer for many years; this program was continued in fiscal 2000 and now includes a split-dollar life insurance plan for the President. The committee believes this type of plan provides a cost-effective means of providing this benefit, since the company expects to recover the cost of premium payments on the plan from the cash value of proceeds of the insurance policy.

     The foregoing report has been furnished by the members of the Compensation Committee.

                          Patrick H. Norton, Chairman
                          Patrick B. Flavin

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lease Transactions. During fiscal 2000, the company leased two (2) industrial facilities from partnerships owned by certain of the company's executive officers, directors, principal shareholders and members of their immediate families. Principals of these related entities include Robert G. Culp, III, Judith C. Walker (sister of Robert G. Culp, III and a director), and Harry
R. Culp (brother of Robert G. Culp, III). These facilities contain a total of 340,000 square feet of floor space. The company also leases its headquarters office space (40,128 square feet) from Phillips Interests. Earl N. Phillips, Jr. is the president and chief executive officer of Phillips Interests, and a director of the company. (See "Certain Business Relationships").

     The initial terms of the leases described above generally range from five to ten years, with one or more five-year renewal options. Base rent per year for the leased industrial facilities ranges from $1.98 to $2.32 per square foot. The leases typically prohibit assignment or subletting without the lessor's consent but such consent may not be unreasonably withheld. The lessor is generally responsible for maintenance only of roof and structural portions of the leased facilities. The industrial facilities are leased on a "triple net" basis, with the company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance. The company believes that at the time the leases and any lease renewals were executed the terms of all such leases were no less favorable to the company than could have been obtained in arms-length transactions with unaffiliated persons. The company received independent appraisals to this effect with respect to the industrial facility leases. At the time the company entered into the initial lease with Phillips Interests (January 19, 1990), Mr. Phillips was not a director of the company. Related party leases and amendments thereto are approved by the Audit Committee and are reviewed annually by the Audit Committee. The total amounts of rent paid by the company under the industrial facilities and office leases during fiscal 2000 were approximately $695,000 and $522,000, respectively.

     Certain Business Relationships. The company had sales of approximately $39.5 million, 8.1% of the company's net sales, to La-Z-Boy Incorporated in fiscal 2000. Patrick H. Norton, a director of the company, serves as chairman of the board of La-Z-Boy Incorporated.


           PROPOSAL 3 - APPROVAL OF AMENDMENTS TO THE COMPANY'S
                         1993 STOCK OPTION PLAN

     The Board of Directors is submitting to the shareholders, for their approval, two amendments to the company's 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan was adopted by the company's Board of Directors and subsequently approved by the shareholders on September 28, 1993, at which time it became effective for a period of ten years ending September 28, 2003.

     The board believes that the 1993 Plan has been an important means of attracting, retaining and motivating key employees and directors. Accordingly, the board believes that it is in the best interest of the company that the 1993 Plan continue to operate as it has since inception. The board believes that two amendments are needed to ensure this continued operation and has adopted these amendments, subject to shareholder approval.

     The 1993 Plan provides for a total of 809,500 shares for which options may be issued during the full ten year term of the 1993 Plan. The company currently has available 121,500 shares for which options may be issued. The Board of Directors recognizes that there may be a need for issuance of additional options to meet the goals of the 1993 Plan during its remaining three year term. Accordingly, the board submits to the shareholders for approval an amendment that would increase the total number of shares that may be issued pursuant to the 1993 Plan by 350,000 to 1,159,500 shares.

     The 1993 Plan currently provides that options granted thereunder may be amended by the Compensation Committee of the Board of Directors, subject to certain restrictions. While there are no limitations upon changing the option price of an option granted under the 1993 Plan (a so-called "repricing"), it has been the policy of the Board of Directors and the Compensation Committee not to "reprice" options granted under the plan. The board believes it is advisable to explicitly set forth in the 1993 Plan that such repricings are not permissible under the plan, and it is submitting an amendment to the shareholders to accomplish this purpose.

The text of the proposed amendments are as follows:

     Amendment  1: The last  sentence  of  Section 2 is  amended  to read:  "The
     ------------
maximum number of shares that may be issued pursuant to this Plan is 1,159,500."

     Amendment  2: The 1993 Plan is amended by adding an  additional Section 14,
     ------------
as follows:

          "14. Repricing of Options. Neither the company, the Committee, nor any
               --------------------
     person or entity administering the plan or options granted thereunder may adjust or amend the exercise price of any option previously granted under the Plan, whether through amendment, cancellation or replacement grant of such option."

     The following is additional information regarding the 1993 Plan:

Summary of the 1993 Plan

     The 1993 Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the 1993 Plan, a copy of which may be obtained without charge, by written request to the company, P.O. Box 2686, High Point, North Carolina 27261-2686, Attention: Kenneth M. Ludwig, Senior Vice President-Human Resources.

     General. The 1993 Plan provides that the company may grant options to purchase the company's Common Stock ("Options") to employees and directors of the company and its subsidiaries. The purposes of the 1993 Plan are (1) to align the interests of participating employees and directors with the shareholders by reinforcing the relationship between shareholder gains and participant rewards,
(2) to encourage equity ownership in the company by participants and (3) to provide an incentive to employee participants to continue their employment with the company.

     The 1993 Plan divides the persons to whom Options may be granted into two groups: (i) officers and key employees (Options to such persons being referred to herein as "Employee Options"), and (ii) directors who are neither officers nor employees of the company (Options to such persons being referred to herein as "Non-employee Director Options"). An aggregate of 809,500 shares has been reserved for grants of Options under the 1993 Plan, which will be increased to 1,159,500 under the proposed amendment. The Employee Options may qualify as incentive stock options under Section 422 of the Internal Revenue Code (the "Code"). The number of shares that may be granted under the 1993 Plan and the number of shares and exercise prices of outstanding Options will be adjusted to reflect any change in the capitalization of the company as contemplated in the 1993 Plan. On April 30, 2000, the closing sales price for the company's Common Stock as reported on the New York Stock Exchange was $5.8125 per share.

     Administration. The 1993 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") composed solely of members who are "disinterested persons" (persons not eligible to receive Employee Options). The Committee has complete authority to: (a) determine the employees who will receive Employee Options, the timing of the grants of Employee Options, and other terms of such Employee Options, subject to the terms of the 1993 Plan; (b) make and amend rules governing the administration of the 1993 Plan; (c) construe and interpret the 1993 Plan; (d) take actions necessary to keep the 1993 Plan in compliance with securities, tax and other laws; and (f) make other necessary determinations in connection with the administration of the 1993 Plan.

     The Committee may designate selected Committee members or certain employees of the company to assist the Board of Directors or Committee in the administration of the 1993 Plan and may grant authority to such persons to execute documents, including Options, on behalf of the Committee. The 1993 Plan provides that no member of the Committee or employee of the company assisting the Board of Directors or Committee in connection with the 1993 Plan shall be liable for any action taken or determination made in good faith.

     Eligibility and Criteria for Grants. The 1993 Plan provides that Employee Options may be granted to any of the employees of the company or its subsidiaries. As of April 30, 2000, the company had approximately 3,800 employees. In making the determination as to the employees who will be granted Employee Options, the Committee is to consider the duties of the employee, the employee's present and potential contributions to the success of the company, and such other factors as the Committee deems relevant in connection with accomplishing the purposes of the 1993 Plan.

     The 1993 Plan also provides that, with respect to Non-employee Director Options, each non-employee director shall automatically receive on October 1st of each year an Option to acquire 1,875 shares of Common Stock at an exercise price equal to the closing sales price of the Common Stock on the date of grant. The 1993 Plan provisions for grants of Non-employee Director Options may not be amended more frequently than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. At April 30, 2000, there were five directors who were not employees of the company.

     Terms and Conditions of Options. The price per share at which an Employee Option may be exercised is determined by the Committee at the time of grant, but the exercise price per share may not be less than 100% of the fair market value of the company's Common Stock on the date of the grant. Payment of the exercise price must be in cash, except that, if permitted by the terms of the specific Option, payment may be in shares of Common Stock having a fair market value on the date of exercise equal to the exercise price. Options granted under the 1993 Plan may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of an Option does not affect the right to exercise the Option for the remaining shares subject to the Option. The 1993 Plan generally provides that Options are exercisable at such time and upon such conditions as may be determined by the Committee at the time of grant, except that the term of such Options may not exceed ten years from the date of grant.

     In general, Options granted under the 1993 Plan may not be transferred other than by will or the laws of descent and distribution and during the optionee's lifetime may be exercised only by the optionee. In general, outstanding Options terminate within three months of the death, disability or termination of service of the participant holding such Option. If an optionee dies without having exercised an Option, the Option may be exercised by the optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, to the extent of the shares with respect to which the Option could have been exercised on the date of the optionee's death.

     Amendment of Plan and Options. The 1993 Plan may be amended, altered or discontinued by the Board of Directors at any time, but no such termination or amendment may materially and adversely affect the rights and obligations of a holder of an Option theretofore granted without such holder's consent. The Committee may also amend the terms and conditions of any outstanding Option. However, no action may be taken that would alter or impair any rights or obligations under any outstanding Option without the consent of the holder of the Option. In addition, the proposed amendment to the 1993 Plan would prohibit the amendment of Options granted thereunder to "reprice" such Options to a different exercise price.

     Federal Income Tax Consequences. The grant of an Option under the 1993 Plan is not a taxable event; the recipient of the Option does not recognize income for federal income tax purposes, and the company does not get a tax deduction.

     The Employee Options are designed so that they may qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. If the employee observes certain rules applicable to the exercise of the Options and the sale of the shares thereafter, then the exercise of the Option does not result in the recognition of taxable income, and the company is not entitled to a tax deduction as a result of such exercise. However, if the employee does not follow the rules applicable to incentive stock options (for example, if shares purchased pursuant to the exercise of an Employee Option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant), then the difference between the fair market value of the shares at the date of exercise and the exercise price will be considered ordinary income, and the company will be entitled to a tax deduction at the same time and in the same amount.

     The Non-employee Director Options cannot qualify for incentive stock option treatment. When a director exercises a Non-employee Director Option, he will recognize taxable income in the amount by which the fair market value of the shares at the date of exercise exceeds the exercise price, and the company will be entitled to a tax deduction at the same time and in the same amount.

     The proposal to amend the 1993 Plan requires the affirmative vote of a majority of the outstanding shares of the company's Common Stock for approval.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, its executive officers, any persons who hold more than ten percent of the company's common stock and certain trusts (collectively, "insiders") to report their holdings of and transactions in the company's Common Stock to the Securities and Exchange Commission (the "SEC"). Specific due dates for these reports have been established, and the company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since May 2, 1999. Insiders must file three types of ownership reports with the
SEC: initial ownership reports, change-in-ownership reports and year-end reports. Under the SEC's rules, insiders must furnish the company with copies of all Section 16(a) reports that they file. Based solely on a review of copies of these reports and on written representations the company has received, the company believes that since May 2, 1999, its insiders have complied with all applicable Section 16(a) reporting requirements, except Franklin N. Saxon failed to report one purchase of shares on a timely basis, which transaction was subsequently reported.


================================================================================




                      YOUR DIRECTORS RECOMMEND VOTES "FOR"


      - THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT
        AUDITORS FOR FISCAL 2001

      - THE  FOUR NOMINEES FOR DIRECTOR

      - THE AMENDMENTS TO THE 1993 STOCK OPTION PLAN


================================================================================

                     SHAREHOLDER PROPOSALS FOR 2001 MEETING

     Shareholders may submit proposals appropriate for shareholder action at the company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the company's bylaws. The nominees named in this Proxy Statement are those chosen by the Nominating Committee of the Board of Directors. Nominations may also be made by shareholders in accordance with the company's bylaws. The bylaws require that such nominations must be received by the company at least 120 days prior to the Annual Meeting and shall include certain biographical and other information about the persons nominated as specified in the bylaws. For shareholder proposals and nominations for director to be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting, the company must receive them no later than April 29, 2001. Such proposals should be directed to Culp, Inc., Attention: Phillip W. Wilson, Vice President and Chief Financial Officer, 101 South Main Street, Post Office Box 2686, High Point, North Carolina 27261.

                              OTHER MATTERS

     The company's management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein. Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons named in the proxy, discretionary authority to do so being included in the proxy.

     By Order of the Board of Directors,



                            By: /s/ Phillip W. Wilson
                                    -----------------
                                    PHILLIP W. WILSON
                                    Vice President and Chief Financial Officer



--------------------------------------------------------------------------------


     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 2000 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL
STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: PHILLIP W. WILSON, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 101 SOUTH MAIN STREET, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

********************************************************************************
                                    APPENDIX

PROXY                            CULP, INC.                              PROXY

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned  hereby appoints Robert G. Culp, III, Kathy J. Hardy and Phillip
W. Wilson, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 24, 2000, at the Annual Meeting of Shareholders to be held on September 26, 2000, or any adjournment or adjournments thereof.

This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for the ratification of KPMG LLP as independent auditors in proposal 1, for the nominees listed in proposal 2, and for the amendments to the 1993 Stock Option Plan. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

--------------------------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(Please sign exactly as name appears on this card. If signing as attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

----------------------------------           -----------------------------------
----------------------------------           -----------------------------------
----------------------------------           -----------------------------------


        PLEASE MARK VOTES
 [X]    AS IN THIS EXAMPLE
--------------------------

       CULP, INC.
--------------------------

                            1. Proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for fiscal 2001.

                                For                 Against              Abstain
                                [ ]                   [ ]                  [ ]

                            2.  Election of Directors:

                                For All              With-               For All
                                Nominees             hold                Except
                                [ ]                   [ ]                  [ ]

CONTROL NUMBER:
RECORD DATE SHARES:                        (01) Robert G. Culp,  III
                                           (02) Patrick H. Norton
                                           (03) Patrick B. Flavin
                                           (04) H. Bruce English

                            NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

                            3.  Amendments to 1993 Stock Option Plan

                               For                 Against              Abstain
                                [ ]                   [ ]                  [ ]

                            4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.


 Be sure to sign and date this Proxy  Date
-------------------------------------------
                                            Mark box at right if an  address
                                            change or comment has been noted [ ]
                                            on the reverse side of this card.
-------------------------------------------
Shareholder sign here    Co-owner sign here

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